Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses of Core Plus Fixed Income Portfolio, Corporate Bond Portfolio, Dynamic Value Portfolio, High Yield Portfolio, Short Duration Income Portfolio, Ultra-Short Income Portfolio, and Short Duration Municipal Income Portfolio (formerly Ultra-Short Municipal Income Portfolio) and “Consolidated Financial Highlights” in the Prospectuses of Discovery Portfolio and Global Strategist Portfolio, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated January 28, 2024, and each included in this Post-Effective Amendment No. 219 to the Registration Statement (Form N-1A, No. 2-89729) of Morgan Stanley Institutional Fund Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated November 27, 2023, with respect to the financial statements and financial highlights of Core Plus Fixed Income Portfolio, Corporate Bond Portfolio, Discovery Portfolio, Dynamic Value Portfolio, Global Strategist Portfolio, High Yield Portfolio, Short Duration Income Portfolio, Ultra-Short Income Portfolio, and Short Duration Municipal Income Portfolio (formerly Ultra-Short Municipal Income Portfolio) (nine of the funds constituting Morgan Stanley Institutional Fund Trust) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended September 30, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 26, 2024